Exhibit 99.2

Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
Company▲	Ticker▲	Event Type▲	Date▲

 PARTICIPANTS

Corporate Participants

Lisa B. Elkin – SVP-Marketing, Communications & Investor Relations, Compuware Corp.
Robert C. Paul – President, Chief Executive Officer & Director, Compuware Corp.
Joseph R. Angileri – Chief Financial Officer, Treasurer & Executive VP, Compuware Corp.

Other Participants

Aaron M. Schwartz – Analyst, Jefferies LLC
Ginette L. Rowe – Analyst, Evercore Partners (Securities)
Derrick Wood – Analyst, Susquehanna Financial Group LLLP
Adam Brenner – Portfolio Manager, Platinum Management (New York) LLC

 MANAGEMENT DISCUSSION SECTION

Operator:  Hello, and welcome to the Compuware Corporation Third Quarter Results Teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Senior Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa B. Elkin, SVP-Marketing, Communications & Investor Relations

Thank you and good afternoon, ladies and gentlemen. With me today are Bob Paul, President and Chief Executive Officer; and Joe Angileri, Chief Financial Officer.

Certain statements made during this conference call that are not historical facts, including those regarding the company’s future plans, objectives and expected performance, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

The presentation today includes various non-GAAP financial measures. The earnings release contains a reconciliation of each of these to the comparable GAAP numbers and we refer you to those reconciliations for further information. The earnings release has been posted on the Compuware Investor Relations website and investor.compuware.com under Press Releases and the slides management will refer to have been posted under Presentations & Events.

I will now turn the call over to Bob, who will provide a summary of the quarter’s results and discuss other business items, followed by Joe, who will discuss key financial information. We will then open the call to your questions. Bob?

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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Robert C. Paul, President, Chief Executive Officer & Director

Thanks, Lisa, and thank you everyone for joining us this afternoon. Today, I will discuss four primary topics related to the quarter and the company’s continued transformation. Joe, will then cover the pertinent financial data. The agenda includes third quarter highlights, our strategic direction and the supporting 2014 initiatives, next steps in our transformation, and the expected impact of our recently announced business unit divestitures on operating results. Referencing the earnings presentation we made available, the full agenda is on slide four.

Before getting into the details, there are few things you will see emphasized throughout this call related to our strategic plan. These themes are listed on our slide five. We’ve made substantial progress towards the completion of the transformation of Compuware. The remaining elements of this project will be completed by the end of our next fiscal year. The resulting company should be one of greater and more consistent growth and dramatically improved margins.

For the quarter, Compuware earned $0.17 per share on a non-GAAP basis, which is 20% higher than the consensus analyst estimate and a 13% increase year-over-year. On a GAAP basis, we earned $0.11 per share, 38% higher than consensus. Total revenue for the quarter is $250.5 million, slightly lagging the consensus estimate. I will provide more detail on some of our key operating results in a moment, but at the high-level, Q3 was a solid quarter led by a very strong performance by our APM business unit.

Our mainframe business did post lower-than-expected revenue numbers. We are more susceptible to push deals in this category as was the case this quarter, resulting lumpiness in the mainframe business is something we are committed to improving.

Covisint showed strength in all-important recurring revenue category and was ahead of the analysts’ consensus. As I noted on other earnings call, the shift to more package solutions is decreasing the percentage of one-time services in their revenue.

Changepoint and Uniface was slightly lower in total revenue as there were certainly some distractions associated with the divestiture process, but still posted 4% revenue growth year-over-year. And professional services powered by sustained operational improvements had a strong quarter.

Referring to slide six and APM, the business unit posted solid results this quarter, included record bookings, record revenue, and the contribution margin twice that of our last Q3. Overall, the unit increased software licenses by 17% and revenue by 11% year-over-year, while expenses remained flat, resulting in a 20% in contribution margin for the period and 10% year-to-date, which puts us ahead of the plan in this area.

The team continues to perform extremely well in driving profitable growth in the business. As we previously stated, our APM license growth target is 20%. Our 17% year-over-year license increase in Q3 shows continued strong execution in APM software sales. Year-to-date, APM license growth stands at a solid 16%. Our expected total APM revenue remains unchanged with over 9% growth year-over-year.

Our other key APM business metric is new customer acquisitions. In Q3, we added more than 300 net new customers, which is a clear indicator of both market share and mindshare gains. These new customers represent a healthy mix of competitive replacements and new Greenfield accounts in the small and medium business and emerging enterprise markets. We’re acquiring these customers at the expense of legacy vendors and their outdated solutions, as well as newer niche providers and their limited offerings.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
Company▲	Ticker▲	Event Type▲	Date▲

Moving on to slide seven, let me take a moment to drill down into our three APM product lines. dynaTrace again led the portfolio with license bookings growth of 54% year-over-year against a tough compare. The solution’s unique ability to capture all transactions with ridiculously low overhead, easy set up and quick time to value, and support for the full application performance lifecycle continues to set the solution apart.

In addition to robust dynaTrace results this quarter, we also saw positive signs for both DC RUM offering and the Compuware Performance Network, formerly the Gomez Performance Network. We are now experiencing more DC RUM sales as a follow-on sale to dynaTrace while our integration between dynaTrace and DC RUM is complete.

At our recent global user conference, it was gratifying to hear customers tell me about how dynaTrace and DC RUM have become the perfect combination for their enterprise-class APM needs. We believe our DC RUM investments over the past couple of years, new innovations in decodes, Internet edge visibility and deep network forensics will result in steady future growth for the solution.

Our third APM product line, the Compuware Performance Network is the foundation of our APM-as-a-service offering. Every aspect of this solution has been updated to drive innovation and value to our customers. This effort has been very successful and we now offer a best-in-class service level agreement, guaranteed at 99.9%. Also our new mobile network is the best in the industry offering 4G global, webkit agent and hybrid and native application support. Add to this our unique real user visit of third-party server monitoring capabilities and you can see why we’re still optimistic about this new APM as a service platform.

We’ve made solid progress from a geographical perspective as well. North America continues to deliver steady growth, setting the bar for the rest of the world. With productivity again above $500,000 per field rep in the quarter, we continue to add sales capacity in this region. Since September 1, we’ve added 18 quota carrying reps to the team.

Another area where we’ve been driving improvement is our EMEA operations, which I’m thrilled to say had a very strong quarter. The highlight here is that dynaTrace is taking hold in the region evidenced by year-over-year license bookings growth of 135%. Asia-Pac and Latin America also posted good third-quarter results. Our growth across these regions was solid and well balanced.

Let me finish up our APM highlights by discussing our partner program. Last spring, we moved our partner program directly into the business units. As part of this effort, we hired a new management team to revamp our approach to working with partners and I’m encouraged by the results so far. For the quarter, partner originated business opportunities increased dramatically, representing greater than 20% of our Q3 bookings.

Turning to our mainframe business on slide eight, total revenue for the quarter was down 19% year-over-year. As we have discussed, the way we recognize mainframe revenue can lead to some lumpiness due to slipped deals, which we experienced this quarter. In spite of the lower expected revenue in Q3, however, mainframe’s contribution margin remained very healthy at 76%. Our pipeline for our PurePath z/OS solution, what we frequently refer to as APM for mainframe, remains robust, as we’re now starting to leverage our existing APM footprint to drive mainframe expansion. As a new product, PurePath sale cycles tend to be a little longer than traditional deals, but our new customer references are very encouraging and should help to shorten the sales cycle as we progress.

We are also adding IMS support to the solution in the spring, which we expect will drive additional opportunities as we have many significant IMS shops in the pipeline waiting for this support before moving forward. The pipeline for our traditional mainframe business is in good shape as well and the renewal activity continues to be strong. We now expect total mainframe revenue to decline less than 10% year-over-year.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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In summary, Q3 was very productive. Not only did we post a good quarter, headlined by APM’s strong operating execution and exceeding our profitability targets, we also made substantial progress in our corporate transformation. I would like to take a few moments to talk about that and about where we go from here. This discussion starts on slide nine.

A few years ago we began our transformation by defining a set of core objectives that would fundamentally transform our company to drive growth, margin expansion and shareholder value. Our first objective was to become best-in-class for the businesses in which we chose to compete. Being the market leader is important in achieving accelerated growth as the leader solutions are typically included in all customer valuations for the category.

Our second objective was to simply our portfolio, allowing us to focus on improving growth and profitability. You might remember the days of Compuware competing in over 10 different categories. We began executing on this objective by divesting our quality assurance business and discontinuing several product lines including our OptimalJ Java application development solution. The process continued with the recent announcement of our intention to divest three additional business units, Changepoint, Professional Services and Uniface.

Simplifying our portfolio allowed us to focus investment on core areas of the business. This included acquiring Gomez, the world leader in web application experience management. With the fiscal 2010 acquisition of Gomez, Compuware now delivered the industry’s only unified APM solution to span the enterprise and the Internet, which became the foundation of our new simple and compelling value proposition.

This focused investment process continued with the acquisition of dynaTrace and its patented PurePath technology, which added powerful end-to-end, deep dive, root cause analysis and reporting to our APM portfolio. We followed this up by introducing APM for mainframe, the industry’s only deep transaction management solution for z/OS applications.

Our third objective was to align the entire organization with the products we sell through the creation of independent business units. This action provided incredible organizational agility as well as financial transparency and accountability and has aided in the substantial reduction of our G&A costs.

That brings us to fiscal 2014 and slide 10. The steps that have been accomplished over the last 12 months were critical to advancing our transformation in the past year. We announced the intention to divest three non-core business units, which will allow us to align complete organizational focus with our performance solutions resulting in enhanced value to our customers and accelerated revenue growth and margin expansion for Compuware.

We launched the successful IPO of Covisint and announced plans to spin-off the remaining 80% to shareholders. We implemented a highly aggressive two-year program to reduce expenses by $80 million to $100 million and we are currently ahead of that plan. We commenced a significant capital return program, including initiating payment of an annual dividend of $0.50 per share and we transformed our Board with four new members seated at last year’s Annual Meeting and two more expected to be added following the Shareholder Meeting in March.

We reached a settlement agreement with Elliott Management by working on a successful outcome that we believe will benefit all our shareholders. And perhaps most importantly, we were able to drive strong quarterly execution while all of these other initiatives were in flight.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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With many of these important activities completed and others underway, we now turn our focus towards the remaining steps, which are listed on slide 11 of our transformation. These steps include, focusing investment on APM to drive continued growth in this business and continued stabilization of our mainframe business, completing our cost rationalization efforts to substantially increase our operating margins, completing the full spin-off Covisint, maximizing to the fullest extent possible the assets on our balance sheet, and preparing to enhance our capital return program.

I want to wrap up by highlighting our high level expectations moving forward in light of the divestitures. To help with your models, I first want to touch on what we estimate our earnings and total revenue would have come in after a year had we not divested our Changepoint, Professional Services, and Uniface businesses.

On this basis, we would have raised our non-GAAP EPS guidance from $0.47 to $0.49 per share to $0.51 per share, representing a 27.5% year-over-year increase and revenue expectations would have been between $955 million and $965 million, representing approximately 2% of revenue growth over fiscal year 2013.

Turning to slide 12, assuming the successful closure of the divestitures in the fourth quarter, our updated guidance for fiscal 2014 is as follows. Total revenue is expected to be between $915 million and $925 million for the year and our non-GAAP EPS expectation remains unchanged at $0.47 to $0.49 per share.

Additionally, as a result of these moves, we are increasing our total cost reduction target to approximately $110 million to $120 million from our prior estimate of $80 million to $100 million. The correct way to think about our overall cost reduction timeline is that some will come out immediately upon the completion of the divestiture, more will come out as we fulfill our transition services agreement with Marlin over the next few quarters, and the rest will come out as a result of the overall transformation of the business.

We have also accelerated the timeline for these cost reductions and we now expect all of them to be completed by the end of fiscal 2015 showing moderate improvement in both top line revenue growth for the year and operating margin. As the transformation is completed, coming out of fiscal 2015, we expect substantial double-digit improvement in our operating margin percentage compared to fiscal 2014 and continued improvement in our top line growth percentage.

I look forward to sharing our detailed three-year plan during our Q4 conference call in May. Joe?

Joseph R. Angileri, Chief Financial Officer, Treasurer & Executive VP

Thanks Bob. Q3 marked another strong quarter for the company in particular our APM business, which continues to successfully execute against its key operating objectives of driving profitable growth. The third quarter also represented another effective period in our cost rationalization efforts, indicated by solid year-over-year non-GAAP earnings growth of 13%.

Before delving deeper into our cost rationalization progress, let me start with some significant events that occurred during the quarter. I’ll actually start with the key event that technically didn’t occur in Q3, but was executed immediately thereafter, our agreement to sell our Changepoint, Uniface and Professional Service businesses to Marlin Equity Partners.

Referencing slide 13, I want to take a moment to dive deeper into this transaction. Since the conditions to meet discontinued operations pursuant to ASC 205 did not occur until after the close of the quarter, the operations of these businesses for Q3 are still appropriately shown in continuing operations.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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The closing of the transaction is scheduled for February 1, 2014. As such, the operations of these businesses, related general and administrative expenses that are clearly identifiable under the appropriate guidelines and any gain or loss on the transaction will be reflected in our GAAP financial statements, net of tax as discontinued operations in Q4.

As previously outlined in our 8-K and press release, the transaction amount was $160 million, subject to certain adjustments set forth in the agreement, including an adjustment for deferred revenue assumed, current liabilities and accounts receivable. The closing of this transaction is conditioned on regulatory approval, certain customer consent and certain employee commitments, all of which we either have obtained or expect to obtain prior to the scheduled closing.

We expect the transaction will net approximately $100 million in cash after purchase price adjustment, taxes and transaction related fees. The transaction will be taxed at a higher than normal effective rate, due in part to low tax basis in the underlying assets, and the required reversal of certain deferred tax assets.

As part of the overall transaction we’ve agreed to provide certain transition services to the three discontinued businesses for a period of up to nine months to support them in their ongoing activities and transition to their new independent platforms. While this may impede the timing of some of our cost rationalization efforts, it is necessary condition to ensure the successful culmination of the strategically important transaction.

Now looking at the quantifiable value of this transaction, we expect the normalized multiple of EBITDA for the transaction to be approximately 4.3 times, which was in line with ours and our advisor’s expectations. The ability to execute a single transaction for all three businesses in a highly accelerated manner clearly enhanced the value of this transaction.

Furthermore, for the purposes of evaluating the EBITDA multiple, we used the normalized EBITDA for two reasons. First, Compuware historically does not directly allocate its general and administrative functions to its business units, and second, we are in the midst of a significant transition to reducing our overall G&A costs.

If we had attempted to allocate existing G&A based on commonly used methods such as revenue or head count, the EBITDA multiple would have been substantially higher and would have likely materially overstated the value of this transaction. Alternatively, if we employ the more restrictive accounting pronouncements prescribed guidelines determining G&A allocation, the resulting EBITDA multiple would have been significantly lower, materially underestimating the value of the transaction.

Consequently, to model a more accurate G&A allocation, we took the normalized approach based on our estimate of what the G&A commitment would be to support these businesses as standalone operating units. That amount was approximately $19 million. However, we believe that we can reduce G&A by more than that amount.

And as Bob mentioned, completing of this transaction should put us in a position to eliminate substantially more of our overall G&A expense and to accelerate the pace of our cost cutting initiatives with the goal of completing this restructuring by the end of fiscal 2015.

Before moving on, please note that as previously mentioned, the scheduled closing date for the sale of Uniface, Changepoint and Professional Services is February 1. As this deal did not occur in the third quarter we have not yet provided pro forma financial information for the transaction. However, we will issue an 8-K following the closing of the transaction that includes requisite historical pro forma data and additional supplemental information as appropriate regarding the discontinued operations.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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Expanding on our cost rationalization efforts, we continue to make significant progress here, evidenced by the year-over-year non-GAAP EPS growth previously mentioned.

Looking at slide 14, I would like to provide some additional color. Actual expenses for the quarter came in at $220.6 million compared to approximately $218.2 million in the year ago period, representing an approximate 1.1% year-over-year increase. However, it’s important to note that Q3 expenses included approximately $14.4 million in costs that are not comparable to the prior year, broken out as follows: $7.3 million incurred in advisory fees; $3.7 million in restructuring charges; and $3.4 million in option expenses associated with the Covisint IPO.

Excluding these charges, our total Q3 operating expense came in at approximately $206.2 million, reflecting an approximate 5.5% year-over-year decrease in operating expenses. The success we have achieved in significantly reducing our corporate cost structure while driving strong operating results is a testament to the effectiveness of our plan and the result of our entire organization.

Additionally, our ability to significantly expand our expense reduction target through divestitures, driving further margin expansion at an accelerated pace is another positive development as our transformation continues to progress. At our current run rate we expect that we will accomplish about $45 million to $50 million in reduced G&A and shared service costs this fiscal year, with significant transformations still on the horizon. Again, contingent on the successful close of the divestiture transactions, we now estimate that we can increase our overall cost reduction estimates to $110 million to $120 million.

Let me now take a few moments to provide you with a little color on non-operating expenses incurred during Q3. In terms of restructuring cost, last quarter we mentioned that our Q3 restructuring charges would increase over Q2 since our Q2 restructuring efforts were mostly focused on developing comprehensive action plans around optimizing our G&A functions.

In Q3, as expected, we began to aggressively execute against these plans, indicated by our $3.7 million restructuring charge this quarter. Looking ahead, we anticipate similar charges in the fourth quarter with restructuring continuing through fiscal 2015. As previously mentioned with respect to cost and contingent on closing the divestitures, the restructuring charge may also increase.

Regarding our tax rate, in Q3 our effective tax rate was 27%. This reduced effective rate is a function of the repeal of certain tax laws in Mexico, which allowed us to record related deferred tax assets. We anticipate our effective tax rate being approximately 33% in Q4, excluding any impact on certain tax assets associated with our pending divestitures.

Regarding the dividend, on November 18, 2013, Compuware’s Board of Directors declared a quarterly cash dividend of $0.125 per common share, which was paid on December 20, 2013 to shareholders of record at the close of business on December 6, 2013.

It’s expected that Compuware’s Board will meet this quarter to discuss the company’s fourth quarter cash dividend of $0.125 per common share and it’s anticipated that the dividend will be declared and paid by the end of Q4.

Now, let me switch gears now to discuss operating cash flow. Operating cash flow for the quarter was $32 million, relatively in line with our Q3 expectations and consistent with last year. Notwithstanding the anticipated divestitures in Q4, we continue to anticipate operating cash flow for the year coming in around $150 million, subject to the potential impact of accelerated restructuring activities.

Consequently, we anticipate to have a cash position without regard to Covisint of approximately $190 million to $210 million at the end of the fiscal year. As Bob said, we’re currently evaluating the most productive use of that cash as we continue to execute our transformational plans. While we’ve accomplished a great deal in terms of cost reductions and portfolio transformation thus far, we still have more work to do in completing our strategic plan.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
Company▲	Ticker▲	Event Type▲	Date▲

In terms of debt, at the end of Q3, we had no outstanding balance against our $300 million line of credit and we’ll continue to strategically leverage that line of credit as needed.

Now, following up on Bob’s fiscal 2014 guidance discussion, because of the operational and business optimization success we’ve experienced so far in fiscal 2014, coupled with a solid operating plan going forward, we’re in a position to confidently reaffirm our fiscal 2014 non-GAAP EPS guidance of $0.47 to $0.49, which represents a year-over-year non-GAAP earning growth of approximately 18% to 23%.

This non-GAAP EPS guidance includes 10 months of income from operations of the discontinued businesses, but excludes any gain or loss attributed thereto. We expect the impact of the divestiture of these businesses to be approximately $0.02 dilutive to non-GAAP EPS in Q4. This dilutive effect is the result of excluding two months of discontinued business unit revenue and expenses combined with a small portion of general and administrative expenses as I previously discussed.

In terms of revenue, the $915 million to $925 million updated fiscal 2014 guidance reflects approximately a $40 million reduction as a result of the exclusion of two months’ revenue associated with the divestitures.

In closing, I want to make sure it’s clear what we are expecting in fiscal 2015 and 2016 at a high level, which is characterized by the last bullet on slide 15. Fiscal 2015 will show progressive operational improvements as we transition the businesses out of the portfolio and continue to accelerate our cost reduction and margin improvement strategies.

So, referring back to what Bob said, because of this, we’re expecting moderate operating margin improvement in fiscal 2015, but that in fiscal 2016 we will see a more normalized operating margin with double-digit growth over our final fiscal 2014 operating margin. Lisa?

Lisa B. Elkin, SVP-Marketing, Communications & Investor Relations

Thanks Joe. Ladies and gentlemen, we will now be happy to take your question.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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  QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] And our first question will come from the line of Aaron Schwartz with Jefferies. Please go ahead.

<Q – Aaron Schwartz – Jefferies LLC>: Good afternoon. Thank you very much. I guess, the first question I have is when the dust settles from the divestitures, is there any way you could update us on your capital reallocation and your plans for that cash? And then secondly, on the APM, that was a terrific number that you put up there. Can you walk through the strength and weaknesses this quarter? Was it more weighted towards the domestic strength, or was it sort of – did you see any recovery in Europe there with the APM business?

<A – Bob Paul – Compuware Corp.>: Yeah. Great. Thanks Aaron. This is Bob. On the first question, it’s a very timely question. As we put in one of the slides, we have an opportunity to adjust our capital return program, I think, in a very positive way. There are couple of elements that we’re working through. I would call them additional strategic initiatives that will complete the puzzle there. And as soon as we’ve completed those initiatives, and we have full visibility into what we’re capable of, we’ll be able to come back and talk more explicitly about what that capital return program will entail.

Relative to the APM business, you probably remember over the last several quarters we’ve had areas that we’ve been specifically focused on to get up to the run rates that we expect. And those include, obviously, our traditional DC RUM products, which the sales team has done a great job of effectively leveraging that with now dynaTrace sales to solve a bigger problem inside the enterprise. So, that’s been a positive result.

The improvement of the traditional Gomez, now Compuware Performance Network. There was a complete revamp over the last year-plus from the technology foundation up, delivering a much better quality of service and graphical user interface, and additional things such as real-user monitoring in a single environment, which has been starting now to show in our sales numbers. And then finally and probably most importantly, we have been working with the European sales team, more explicitly since the beginning of this fiscal year. And they just did a terrific job. And we’re very hopeful from the pipeline that we see that that will continue.

So really, the issue around APM is just having all boats rise together to hit the performance numbers that we want to. If there are still weaknesses, there is still work to do. There’s still work to do on the Compuware Performance Network. We’re seeing improvements there but not where we needed to be yet, and there is still work to do in leveraging the now integrated platform of dynaTrace and the DC RUM solutions.

I would say the other piece is, we’ve now come to market with some other, I would say, opportunities on the small to medium size business and a viral aspect of the business. And so, we’re sort of winning on both ends now, not just the more sophisticated enterprise-wide solutions where companies are now starting to standardize on APM platforms. But also, the very specific niche-based, I need a problem to solve; I need an answer to solve this problem, in a very intuitive, immediate time to value and graphical way. And that’s hopefully will show a great promise for us moving forward.

<Q – Aaron Schwartz – Jefferies LLC>: Great. And maybe a quick follow-up if I could. On the divestitures, I understand that is – a piece of that is some of the costs that will fall of your books as that closes. I guess two questions there. The transitory cost that you spoke to, that nine-months, I guess, I’ll call them sort of stranded costs, is there any way you can sort of quantify what that may be over the nine-month period, so we can sort of think about that and falling off maybe in a second phase with the divestiture, not necessarily with the closing date? And then, what would prevent the cost reductions from not occurring a little quicker around the divestiture and even with the organic business, I just don’t want to get ahead of myself with the model and maybe the stranded cost are little larger than I’m thinking about? Thanks.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
Company▲	Ticker▲	Event Type▲	Date▲

<A – Joe Angileri – Compuware Corp.>: Yeah, sure, this is Joe. I will take that one. With respect to the stranded cost, I would say that it’s a little difficult to evaluate that but right now I think we would probably be seeing that on an annual rate we’d probably have at least $5 million in cost right there that will come out once the transition agreement is over. That’s primarily the utility of certain individuals that we will have to retain over that period of time and those folks will either transition over to one of the new companies, or will not have to have the services any longer.

With respect to the second question – what was the second question?

<Q – Aaron Schwartz – Jefferies LLC>: I was just talking about the pace of the cost reduction. It seemed like with the head count there, some things fall off a little quicker, so I just wasn’t sure was that...?

<A – Joe Angileri – Compuware Corp.>: The reason we can’t really have things fall off quicker is because as we said before, a lot of the what I’ll call easy cost reductions we actually have accomplished already at this point in time, right now we are in the midst of what I’ll call more transformational things, things like we are changing some of the technology footprint that we have and those things you can’t really do immediately. They take time to implement, etcetera. So that’s really what I would say is going to be the practical challenge we have, because some of the infrastructure that we have to retain to support those businesses over that period, once we’re done, we can start moving forward on those transformations. So that’s really kind of what I’d say the overhang that we’re going to see as a result of the transition service agreement.

<Q – Aaron Schwartz – Jefferies LLC>: Thanks, thanks.

<A – Bob Paul – Compuware Corp.>: Just a couple of color comments, Aaron. Number one is the expectation is the nine months transition services agreement. Obviously Marlin is as interested as we are in accelerating that as quickly as possible. So we’re hopeful we’ll get that done.

And the second thing, we talked about the acceleration from our original plan. You can imagine the benefit that we get of having all three of the divestitures done at the same time this early. It really does allow us to accelerate the transformational work that Joe was just talking about around the IT backbone and other areas.

<Q – Aaron Schwartz – Jefferies LLC>: Great. Thank you. That’s helpful.

Operator:  And we’ll now go to the line of Kirk Materne with Evercore. Please go ahead.

<Q – Ginette Rowe – Evercore Partners (Securities)>: Hi. This is Ginette Rowe in for Kirk. Could you speak a little bit about what your confidence is in terms of the rate of decline and mainframe improving?

<A – Bob Paul – Compuware Corp.>: Yeah. The mainframe issue is challenging to talk about on a quarterly basis because it’s so lumpy. It’s not like we’re losing customers to competition. There are basically renewal contracts that sometimes move in, sometimes move out of the quarter.

That doesn’t mean that I’m happy with the operational performance this quarter. We did believe that we are in good shape again and there are a number of things that we are working on right now to try and make sure that the timing and the visibility of the revenue that comes in, as a result of these larger deals, come in on time and as expected.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
Company▲	Ticker▲	Event Type▲	Date▲

So it covers a few areas, innovation around our go-to-market strategy, some sales execution and discipline issues that sort of have been brought right up-front, front of mind. So with that said, one of the things that’s not a problem is our products. Our products are still best-in-class at delivering the value that they do and the categories that they serve on the mainframe. But the target customer with an organization has shifted somewhat and we must work harder to make sure that we have the relationship and are communicating that value well in advance of renewals and upgrades within the deal.

So overall, I think we’ve moved the needle considerably since the end of last year to this year. But we are nowhere near complete and I think that needle can move further. I still think we’re going to see declines in the mainframe. But I still think as long as we’re in this big software license renewal games, we’re going to continue to occasionally see some lumpiness. But I’m very bullish on our products and I’m very bullish on our ability to fix some of the transparency issues that we’ve had in the past.

<Q – Ginette Rowe – Evercore Partners (Securities)>: And if I may, when you talk about double-digit improvement in margin, are you talking about in absolute terms on a gross rate, meaning margins in the fiscal year 2016 range?

<A – Joe Angileri – Compuware Corp.>: That’s correct. So the GAAP number operating margin improvement from 2014 to 2016 as a result of the costs coming out and obviously the subsequent trajectory that we’re on for growth gives us a great comfort in that double-digit improvement.

Operator:  All right. We’ll now go to the line of Derrick Wood with Susquehanna International. Please go ahead.

<Q – Derrick Wood – Susquehanna Financial Group LLLP>: Thank you. I guess I’ll – back to the mainframe topic. IBM had some pretty weak numbers and I guess it never appeared that the last mainframe product cycle out of IBM had much impact for you. But, I guess, I’m just curious did the IBM numbers tell you anything different around the health of the mainframe world these days as you look out for your business over the next 12 months?

<A – Bob Paul – Compuware Corp.>: Yeah, it’s very murky when you look at IBM’s numbers I think they’re 26% down in MIPS shipped. Obviously that was not the same case last year. And the problem there is that there are new MIPS shipped but they are more efficient and they’re basically replacing old MIPS. So, it doesn’t really tell you the number of universal MIPS that are – what’s going on with those in the world of the mainframe business.

So there’s nothing really new that we’re seeing in the marketplace, actually nothing at all. It’s a continued traditional legacy type environment and our customers obviously continue to be very cost conscious. They’re looking for value. And in some cases they’re looking for enterprise-wide solutions and bundling that can give them that greater value opportunity.

So, with that said, I think we have come some distance in some of our capabilities and bundling and making it easier for our customers to move forward. But I think there’s more that we can do. And we need to make sure that we are doing everything possible to defend our territory and then create a lot of excitement around the wind backs and our PurePath product which is outstanding.

<Q – Derrick Wood – Susquehanna Financial Group LLLP>: Okay. And on the APM side, obviously really good numbers. Wondering if you could just qualitatively breakdown kind of how you see the growth drivers and what’s coming together to have such good numbers? I guess, there’s three points. Either internal execution improvements, better spending trends or market share competitive improvements?

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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<A – Bob Paul – Compuware Corp.>: Right. So a few things. Number one, I would say, geographic competency and consistency across the board, which we’re now improving and there’s more work to be done there, but we’re getting there very quickly. Number two, I think the importance of Application Performance Management is continuing to go up. Right. You can’t think of anybody that doesn’t have an issue, revenue, brand awareness, market share tied into their applications, any industry, any organization. And as such, the performance of those applications goes up inside the organization and we’re seeing a very, very strong move towards how do I solve this problem from an enterprise perspective rather than doing it in onesies and twosies. And obviously that plays very much into our strength.

I think the third thing is the strengthening of the Compuware Performance Network which is our SaaS platform, that continues to I think provide much more intuitive and very, very quick value to our customers, so if they have hair on fire situations, with the capabilities that we’re now offering, we’re now standing out in a class of our own we believe. And we think the future revenue opportunities in that subscription will continue to improve. So those are the major drivers.

Well, the last thing I would say is the move towards solving the problem across the lifecycle. So test, dev, ops into production obviously, having a single solution with very intuitive answers that everybody can use as we start to see development being brought together to support the business with more agile development requirements and more capabilities and very, very quick timeframe being placed on IT, it really also does play to a strength of the solution moving forward.

<Q – Derrick Wood – Susquehanna Financial Group LLLP>: Great. If I can squeeze in one more. So you updated your agreement and standstill with Elliott, I think for a more extended time period I think through the end of this year. I’m just curious if you’d share with us what that really means with respect to your evaluation of strategic alternatives for the company?

<A – Bob Paul – Compuware Corp.>: Yeah. Well, the strategic alternatives continue to exist whether we have a standstill agreement or not. I will say the dialog with Elliott has been very positive. I think it’s been positive because they’ve had very constructive ideas and also we’ve been in-flight on some of these things for some time. And when you put those two together, you get to I think a very compelling value for our customers, but also, a very positive shareholder-friendly organization moving forward. And we want to be both those things.

So with that said, we’re not closing the door on any strategic initiatives. But, our first goal right now and our primary goal is the well-being of our company and the growth of our company, and being responsive in delivering value back to shareholders and value to our customers.

<Q – Derrick Wood – Susquehanna Financial Group LLLP>: All right, great, thank you.

<A – Bob Paul – Compuware Corp.>: Thank you.

Operator:  [Operator Instructions] We’ll go to the line of Adam Brenner with Platinum Partners. Please go ahead.

<Q – Adam Brenner – Platinum Management (New York) LLC>: Hey, thank you very much for taking my question. I had two quick questions. The first is you alluded to maximizing assets on the balance sheet for the benefit of shareholders, I was wondering if you could talk about the Detroit headquarters’ building and whether that’s an asset that can be divested?

And then second maybe just give us a sense of pro forma for the divestitures and for the spinout of Covisint, where you think the operating margins are starting, and then where do they get to into 2016 with the cost reductions that you’re doing? Thank you.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
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<A – Bob Paul – Compuware Corp.>: Right. So, I’m not going to get too specific on either one of those for a variety of different reasons. But obviously there are opportunities for us to maximize our balance sheet, certainly the building, it’s a great place to come and do work and we have no intentions of ever leaving Detroit. Right now we’re happy here. But we will consider all options over the coming quarters and years.

The second thing I would say relative to the operating margin in Covisint, that was pretty neutral coming out, so it has very little impact to our operating margin moving forward. You have the numbers in front of you relative to our operating margin today, and I can tell you that the growth numbers if you just take our trajectory and move it forward, and the indications that I given above the double-digit improvement on the GAAP margins from fiscal year 2014 to 2016, I think you’ll quickly realize that these are numbers that Compuware has not seen in many, many, many years.

And besides those numbers, obviously, you get a much more sort of focused, agile, clearer company to understand. And so, we’re still committed to the Covisint subsequent spin. We have great optimism around the growth of that organization and we think shareholders will get great benefit from that spin moving forward. And we continue to do the work in the other areas.

<Q – Adam Brenner – Platinum Management (New York) LLC>: And if I could just follow-up on the capital allocation, what’s the timing of the decisions that you have to go through? What’s the timing of that decision making process?

<A – Bob Paul – Compuware Corp.>: Well, there is a number of things that affect the timing that there are variables based upon some of these other initiatives that we’re doing. And those include the timing of the Compuware spin. That’s an obvious one. I’m sorry. An some of the Covisint spin, thanks Joe.

And some of these other initiatives that we talk about all add to the ingredients of what a comprehensive capital return program might look like. We’ve already started work on it. We have a board meeting next week. We’ll be sharing the results of that work, but I’m not willing to commit to timing at this point.

<Q – Adam Brenner – Platinum Management (New York) LLC>: Okay. Thank you very much.

<A – Bob Paul – Compuware Corp.>: Yeah .Sorry about that.

Operator:  Okay. Ladies and gentlemen, we’ll now conclude the question-and-answer portion of today’s conference call. I’d like to turn the call back over to Lisa Elkin.

Lisa B. Elkin, SVP-Marketing, Communications & Investor Relations

Thanks, Rich. At this time, ladies and gentlemen we will adjourn this conference call. Thank you very much for your time and interest in Compuware, and we hope you have a pleasant evening.

Operator:  Ladies and gentlemen, this conference will be available for replay after 7 PM today and will be available through January 30 at midnight. You may access the AT&T Teleconference Replay system at any time by dialing 1-800-475-6701, and entering the access code of 312-917. International participants may dial 1-320-365-3844. Those numbers again are 1-800-475-6701 or 1-320-365-3844 with an access code of 312-917.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.

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Compuware Corp.	CPWR	Q3 2014 Earnings Call	Jan. 23, 2014
Company▲	Ticker▲	Event Type▲	Date▲

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